Exhibit 10.1
TRANSITION SERVICES AGREEMENT
     THIS TRANSITION SERVICES AGREEMENT, dated as of November 30, 2007 (this “Agreement”), is made by and between Synovus Financial Corp., a Georgia corporation (“Synovus”), and Total System Services, Inc., a Georgia corporation (“TSYS”). Synovus and TSYS may each be referred to herein as a “Party” and/or the “Parties” as the case may require.
WITNESSETH:
     WHEREAS, Synovus, Columbus Bank and Trust Company and TSYS are parties to an Agreement and Plan of Distribution, dated as of October 25, 2007, as amended (the “Distribution Agreement”), pursuant to which Synovus will, subject to the terms and conditions in the Distribution Agreement, distribute to its shareholders all of the common stock of TSYS held by it as of a certain date;
     WHEREAS, in connection with the transactions contemplated by the Distribution Agreement, Synovus and TSYS wish to enter into this Agreement for purposes of continuity and transition; and
     WHEREAS, TSYS desires to cause Synovus and its appropriate Subsidiaries (as defined below) to provide to TSYS and its appropriate Subsidiaries the Services (as defined below) set forth on Schedule A hereto, and Synovus is willing to provide, or cause its appropriate Subsidiaries to provide, such Services, and Synovus desires to cause TSYS and its appropriate Subsidiaries to provide to Synovus and its appropriate Subsidiaries the Services set forth on Schedule B hereto, and TSYS is willing to provide, or cause its appropriate Subsidiaries to provide, such Services, all on the terms and conditions set forth below.
     NOW, THEREFORE, the Parties, in consideration of the foregoing and the mutual covenants contained herein, agree as follows:
     SECTION 1. SPECIFIC DEFINITIONS.
     In addition to the terms defined elsewhere in this Agreement, as used in this Agreement, the following terms have the respective meanings set forth below:
     “Acquisition Transaction” shall mean, with respect to any Party, a transaction (i) in which such Party acquires (by merger, asset purchase, stock purchase or otherwise) the business of a Third Party that has annual revenues in the fiscal year preceding such transaction equal to or greater than thirty percent (30%) of the consolidated revenues of such Party in the fiscal year preceding such transaction, (ii) in which such Party merges with or into a Third Party that has annual revenues in the fiscal year preceding such transaction equal to or greater than thirty percent (30%) of the consolidated revenues of such Party in the fiscal year preceding such transaction or (iii) that would result in a Change in Control of such Party.

     “Applicable Rate” shall mean the rate of interest per annum announced from time to time by Columbus Bank and Trust Company as its prime lending rate.
     “Ancillary Agreement” shall have the meaning given to it in the Distribution Agreement.
     “Bankruptcy Event” with respect to a Party shall mean the filing of an involuntary petition in bankruptcy or similar proceeding against such Party seeking its reorganization, liquidation or the appointment of a receiver, trustee or liquidator for it or for all or substantially all of its assets, whereupon such petition shall not be dismissed within sixty (60) days after the filing thereof, or if such Party shall (i) apply for or consent in writing to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, (ii) file a voluntary bankruptcy petition, (iii) make a general assignment for the benefit of creditors or (iv) file a petition or an answer seeking reorganization or an arrangement with its creditors or take advantage of any insolvency Law with respect to itself as debtor.
     “Change in Control” shall mean, with respect to Synovus or TSYS, as the case may be, the occurrence of any of the following: (a) after the Effective Time, any Person or group of Persons acquires the beneficial ownership of more than thirty-five percent (35%) of the outstanding voting power of Synovus or TSYS, as applicable (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder), or (b) during any period of 12 consecutive months commencing after the Effective Time, individuals who on the first day of such period were directors of Synovus or TSYS, as applicable (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office), cease to constitute a majority of the Board of Directors of Synovus or TSYS, as applicable.
     “Confidential Disclosure Agreement” shall have the meaning given to it in the Distribution Agreement.
     “Confidential Information” shall have the meaning given to it in the Confidential Disclosure Agreement.
     “Contaminant” shall mean any virus, worm, trojan horse, software lock, “drop dead” device, trap door, time bomb, or any other contaminant or material that is designed in substantial part to access and modify or delete in an unauthorized manner, disrupt or damage any data files or other computer programs, software or hardware or any material that provides access to any such contaminants or materials.
     “Distribution Agreement” shall have the meaning set forth in the recitals.
     “DRP” shall have the meaning set forth in Section 2.9.
     “Effective Time” shall have the meaning given to it in the Distribution Agreement.
     “Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or regulatory, administrative or governmental authority.

     “Law” shall mean all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Authorities having the effect of law of the United States, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof.
     “Loss” shall mean all losses, liabilities, damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all reasonable costs and expenses (including reasonable legal fees, accounting fees or otherwise as such costs are incurred) relating thereto.
     “Person” shall mean any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.
     “Restricted Assignment Period” shall have the meaning given to it in the Distribution Agreement.
     “Services” shall mean (as the context permits) the Synovus Services and/or the TSYS Services.
     “Subsidiary” shall have the meaning given to it in the Distribution Agreement.
     “Synovus Services” shall mean, subject to Section 2.1(c), those services to be provided by Synovus or its appropriate Subsidiaries to TSYS or any of its appropriate Subsidiaries designated by TSYS, as set forth on Schedule A hereto or as otherwise set forth herein.
     “Systems” shall have the meaning set forth in Section 2.10.
     “Third Party” shall mean a Person who is not a Party or a Subsidiary thereof.
     “TSYS Services” shall mean, subject to Section 2.1(c), those services to be provided by TSYS or its appropriate Subsidiaries to Synovus or any of its appropriate Subsidiaries designated by Synovus, as set forth on Schedule B hereto or as otherwise set forth herein.
     SECTION 2. SERVICES.
     Section 2.1 Services. (a) Synovus shall provide, or cause its appropriate Subsidiaries to provide, to TSYS and its appropriate Subsidiaries each Synovus Service for the term set forth opposite the description of such Synovus Service in Schedule A.
          (b) TSYS shall provide, or cause its appropriate Subsidiaries to provide, to Synovus and its appropriate Subsidiaries each TSYS Service for the term set forth opposite the description of such TSYS Service in Schedule B.
          (c) Notwithstanding anything to the contrary in this Agreement, the Services shall not include, nor shall this Agreement in any way apply to, any services or products provided pursuant to those agreements between the Parties set forth on Schedule C hereto.

     Section 2.2 Additional Services. (a) From time to time after the Effective Time, the Parties may identify additional services that will be provided in accordance with the terms of this Agreement (the “Additional Services”). The Parties may agree in writing on Additional Services during the term of this Agreement by supplementing Schedule A or Schedule B, as the case may be.
          (b) Except as set forth in the last sentence of this Section 2.2(b), the Party that is to provide or cause its Subsidiary to provide any Additional Service shall be obligated to perform such Additional Service, so long as such Additional Service: (1) was provided by the providing Party or its Subsidiary immediately prior to the Effective Time and is reasonably believed by the receiving Party to have been inadvertently or unintentionally omitted from Schedule A or Schedule B, as the case may be, or (2) is necessary to effectuate an orderly transition under this Agreement and the Distribution Agreement, unless in either case such performance would significantly disrupt the providing Party’s operations or cannot be performed using the existing resources of the providing Party taking into account other commitments and needs of the providing Party. The fee for providing an Additional Service under this Section 2.2(b) will be a reasonable charge as agreed to by the Parties prior to the performance of such Additional Service. If the providing Party reasonably believes the performance of Additional Services required under clauses (1) or (2) above would significantly disrupt the providing Party’s operations or cannot be performed using the existing resources of the providing Party, the providing Party and the receiving Party shall negotiate in good faith to establish terms under which the providing Party can provide such Additional Services; provided, however, that the providing Party shall not be obligated to provide such Additional Services if, following good faith negotiation, the Parties are unable to reach agreement on such terms.
     Section 2.3 Standard of Service. The Services shall be provided by each Party in good faith and, except as otherwise set forth on Schedule A or Schedule B for a specific Service, at substantially the same level of service that such Services have historically been provided by the providing Party.
     Section 2.4 Service Boundaries. (a) Except as otherwise provided in Section 2.4(b) or Section 2.4(c) below, (i) each of Synovus and TSYS shall be required to provide, or cause its appropriate Subsidiaries to provide, the Services to the other Party and its appropriate Subsidiaries only to the extent and only at the locations such Services are being provided immediately prior to the Effective Time, (ii) the Services will be available only for purposes of conducting the business of the Party receiving the Services and (iii) each Party acknowledges and agrees that the providing Party shall have no obligation to provide Services to segments of the receiving Party’s business that have been added or acquired subsequent to the Effective Time, in connection with a Change in Control of the receiving Party or otherwise.
          (b) At any time prior to May 31, 2008, (i) a Party receiving any Service may provide written notice to the providing Party of any location that is additional to those locations at which such Service is being provided immediately prior to the Effective Time and, within a reasonable period of time as mutually agreed by the Parties, which period of time shall in no event be later than ninety (90) days following receipt of such notice, the providing Party shall be required, for a reasonable charge, to provide, or cause its appropriate Subsidiaries to provide, such Service to the receiving Party or any of its appropriate Subsidiaries at such additional location for the then-remaining duration of the term of the applicable Service or for such other duration as may be agreed in writing by the Parties, and (ii) a Party receiving any Service may provide written notice to the providing Party requesting that such Service be made available to the receiving Party for purposes of conducting its business in a manner substantially different from the manner its business was conducted prior to the Effective Time and, within a reasonable period of time as mutually agreed by the Parties, which period of time shall in no event be later than ninety (90) days following receipt of such notice (which notice shall include a reasonably detailed description of the manner in which the conduct of business has or is to be changed and the resulting increase in the scope of the applicable Service), the providing Party shall be required, for a reasonable charge as agreed to by the Parties prior to the performance of such Service, to provide, or cause its appropriate Subsidiaries to provide, such Service to the receiving Party or any of its appropriate Subsidiaries for purposes of conducting the business of the receiving Party in such substantially different manner for the then-remaining duration of the term of the applicable Service or for such other duration as may be agreed in writing by the Parties, unless, in case of either Section 2.4 (b)(i) or Section 2.4(b)(ii), such performance would significantly disrupt the providing Party’s operations or increase in an unduly burdensome manner the scope of its responsibility under this Agreement.
          (c) If at any time prior to May 31, 2008 a Party receiving Services under this Agreement enters into a definitive agreement with respect to, or consummates, an Acquisition Transaction, such receiving Party may (but is not required to) notify the providing Party in writing on or prior to May 31, 2008 of such receiving Party’s election to convert its systems directly to the systems of the Third Party to such Acquisition Transaction. Upon timely receipt of such a notice of election, the providing Party shall provide reasonable cooperation and assistance to the receiving Party in effecting such conversion; provided, however, the receiving Party shall reimburse the providing Party for all reasonable expenses incurred by the providing Party in connection with such conversion efforts.
     Section 2.5 Representations and Warranties. Each Party represents and warrants to the other that it has the right to enter into and perform this Agreement, this Agreement has been validly executed by a duly authorized representative, and once executed, will impose valid and binding legal obligations upon it; and, except as set forth on Schedule D, its entry into and performance of this Agreement will not conflict with any of its existing obligations or undertakings, or any other agreement to which it is a party or bound by.
     Section 2.6 DISCLAIMER OF OTHER WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER SYNOVUS NOR TSYS MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES OR OTHER DELIVERABLES PROVIDED BY IT OR ITS APPROPRIATE SUBSIDIARIES HEREUNDER.
     Section 2.7 Systems. TSYS is contracting for use of Synovus’s systems, and Synovus is contracting for use of TSYS’s systems, on an “as-is” basis. Subject to the following sentence, it will be at Synovus’s discretion as to whether enhancements or modifications to its systems will be made available to TSYS and it will be at TSYS’s discretion as to whether enhancements or modifications to its systems will be made available to Synovus. After the Effective Time, there will be no enhancements or modifications to the systems of Synovus or TSYS at the other Party’s request, unless the providing Party consents in writing to such enhancement or modification; provided, however, if the requesting Party agrees in writing to pay, or reimburse the providing Party for, any and all of the reasonable costs associated with such enhancement or modification, including, without limitation, any reasonable costs associated with “winding down” such enhancement or modification following the termination of the applicable Service, and such enhancement or modification is reasonably necessary in order for the requesting Party to comply with then applicable Law, then such consent shall not be required and the providing Party shall make such enhancement or modification.
     Section 2.8 Contaminants. Both Parties agree to implement and maintain reasonable anti-Contaminant software programs and firewalls and to take reasonable measures to prevent the introduction of Contaminants into Systems used in connection with the Services. If a Contaminant is found to have been introduced into the Systems used in connection with the Services, the Parties shall reasonably cooperate to eradicate and reduce the effects of such Contaminant and, if the Contaminant causes a loss of operational efficiency or loss of data, reasonably cooperate to mitigate any losses of operational efficiency or data caused by it.
     Section 2.9 Disaster Recovery. During the term of this Agreement the providing Party shall maintain business continuation and disaster recovery plans that it maintained for the Services during the twelve (12) months immediately preceding the Effective Time (the “DRP”). The providing Party shall update and test the operability of the DRP with the same frequency and testing mechanisms that it used during the twelve (12) months immediately preceding the Effective Time, and shall make available to the receiving Party the results of such tests.
     Section 2.10 Systems Security. If a Party (or any of its Subsidiaries) is given access to the other’s computer system(s) or software (“Systems”) in connection with performance of the Services, such Party that is given access shall comply (and shall cause its Subsidiaries to comply) with the other Party’s system security policies, procedures, and requirements, will not tamper with, compromise or circumvent any security or audit measures employed by the other Party, and shall ensure that it accesses the other Party’s Systems solely as reasonably necessary to perform the Services in accordance with the provisions of this Agreement. Each Party shall take reasonable steps to ensure that only those users who are specifically authorized to gain access to the other Party’s Systems do gain such access and to prevent unauthorized destruction, alteration or loss of information contained therein. Each Party undertakes to inform promptly the other Party when it becomes aware of any unauthorized access to the other Party’s Systems. If at any time an employee of a Party or a Subsidiary thereof or any other individual (i) has sought to circumvent or has circumvented the security regulations or mechanisms of the other Party, (ii) has accessed or has attempted to access the other Party’s Systems without authorization or (iii) has engaged in activities that are reasonably likely to lead to the unauthorized access, destruction or alteration of the Systems or loss of data or information thereon, the Party whose Systems have been so circumvented, accessed, destroyed or altered may suspend or limit the access of any such employee or individual to the Systems or Services as necessary to address such unauthorized circumvention, access, destruction or alteration and shall promptly notify the other Party. Upon such suspension or limitation, the Parties shall cooperate with each other and act reasonably to determine the appropriate steps to take in response thereto, in order to minimize the effects of such unauthorized circumvention, access, destruction or alteration and to restore the suspended or limited access as soon as practicable.
     Section 2.11 Cooperation to Effect Separation of Parties. Each Party will use its commercially reasonable efforts to implement its own independent systems and services and to completely separate from the other Party’s systems and services on or before the date on which this Agreement terminates. The Parties shall cooperate with one another to maintain an orderly transfer of Services provided hereunder and shall provide necessary assistance for an orderly transfer thereof. Each receiving Party agrees to bear its own costs in connection with the implementation of its own systems for the purpose of conducting its business after the termination or expiry of the Services provided to it or any of its Subsidiaries by the other Party or any of its Subsidiaries.
     SECTION 3. COOPERATION; LICENSES AND PERMITS.
     Section 3.1 Cooperation; Consents. The Parties will use good faith efforts to cooperate with each other in matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, providing electronic access to technology systems used in connection with the Services and obtaining all third party consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations hereunder (including by way of example, not by way of limitation, rights to use third party software needed for the performance of Services), including those set forth in Schedule D. The costs of obtaining the third party consents, licenses, sublicenses or approvals listed in Schedule D shall be borne by the Party specified in the Schedule as responsible to pay such costs or proportion of such costs; provided, however, where the necessary third party consent, license, sublicense or approval is not listed in Schedule D, the costs of obtaining such consent, license or approval shall be borne by the providing Party, unless the third party consent, license, sublicense or approval is obtained for the primary purpose of providing the Services to the receiving Party, in which case the receiving Party will pay such costs. In the event that a consent required to perform a Service in accordance with this Agreement is not obtained, the Parties shall cooperate with each other and act in good faith to ascertain and obtain reasonable alternative arrangements to allow the Service(s) in question to be provided.
     Section 3.2 Licenses and Permits. Each Party warrants and covenants that all duties and obligations (including with respect to Synovus, all Synovus Services and with respect to TSYS, all TSYS Services) to be performed hereunder shall be performed in compliance in all material respects with all applicable federal, state, provincial and local Laws, rules and regulations. Each Party shall obtain and maintain all material permits, approvals and licenses necessary or appropriate to perform its duties and obligations (including with respect to Synovus, the Synovus Services and with respect to TSYS, the TSYS Services) hereunder and shall at all times comply in all material respects with the terms and conditions of such permits, approvals and licenses.
     Section 3.3 Policies. To the extent that a Party is performing Services at the other Party’s premises, it shall use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its personnel to, comply with the other Party’s policies, guidelines and regulations applicable to each work location that it has been informed of in writing (including but not limited to rules and policies relating to access, conduct, and other rules and policies otherwise in effect at the receiving Party’s premises).
     SECTION 4. PAYMENT.
     Section 4.1 Service Fees. (a) In consideration for the provision of each of the Synovus Services, TSYS shall pay to Synovus the fee set forth for such Synovus Service on Schedule A.
          (b) In consideration for the provision of each of the TSYS Services, Synovus shall pay to TSYS the fee set forth for such TSYS Service on Schedule B.
     Section 4.2 Costs and Expenses. (a) In addition to the fees payable in accordance with Section 4.1(a), TSYS shall reimburse Synovus for any and all reasonable and necessary out-of-pocket costs and expenses (including postage and other delivery costs, telephone, telecopy and similar expenses) incurred by Synovus or its appropriate Subsidiaries with respect to third parties in connection with the provision of Synovus Services to TSYS pursuant to the terms of this Agreement or paid by Synovus or its appropriate Subsidiaries on behalf of TSYS, including any costs incurred by Synovus related to the provision of such Synovus Services; provided, however, any such out-of-pocket costs and expenses for any month exceeding, in aggregate, $10,000 shall require advance written approval by the receiving Party.
          (b) In addition to the fees payable in accordance with Section 4.1(b), Synovus shall reimburse TSYS for any and all reasonable and necessary out-of-pocket costs and expenses (including postage and other delivery costs, telephone, telecopy and similar expenses) incurred by TSYS or its appropriate Subsidiaries with respect to third parties in connection with the provision of TSYS Services to Synovus pursuant to the terms of this Agreement or paid by TSYS or its appropriate Subsidiaries on behalf of Synovus, including any costs incurred by TSYS related to the provision of such TSYS Services; provided, however, any such out-of-pocket costs and expenses for any month exceeding, in aggregate, $10,000 shall require advance written approval by the receiving Party.
          (c) Without limiting the foregoing, each Party agrees to reimburse the other Party for any costs or expenses incurred by the other Party in connection with the conversion of the reimbursing Party to the reimbursing Party’s own systems.
     Section 4.3 Invoices; Payment. (a) Synovus will invoice TSYS in U.S. dollars: (i) as of the last day of each calendar month for any fees payable by TSYS in accordance with Section 4.1(a) for Synovus Services listed on Schedule A provided pursuant to the terms of this Agreement during such month; (ii) as of the last day of each calendar month for any amounts payable by TSYS in accordance with Section 4.2(a) for any out-of-pocket costs and expenses incurred during the immediately preceding month to the extent Synovus has received an invoice from such third party; and (iii) as of the last day of each calendar month for any taxes (excluding taxes determined, in whole or in part, by net income, net receipts or net worth) payable with respect to the provision of Synovus Services to TSYS during such month. Synovus shall deliver or cause to be delivered to TSYS each such invoice within thirty (30) days following the last day of the calendar month to which such invoice relates. TSYS shall pay each such invoice received by electronic funds transfer within thirty (30) days of the date on which such invoice was received.
          (b) TSYS will invoice Synovus in U.S. dollars: (i) as of the last day of each calendar month for any fees payable by Synovus in accordance with Section 4.1(b) for TSYS Services listed on Schedule B provided pursuant to the terms of this Agreement during such month; (ii) as of the last day of each calendar month for any amounts payable by Synovus in accordance with Section 4.2(b) for any out-of-pocket costs and expenses incurred during the immediately preceding month to the extent TSYS has received an invoice from such third party; and (iii) as of the last day of each calendar month for any taxes (excluding taxes determined, in whole or in part, by net income, net receipts or net worth) payable with respect to the provision of TSYS Services to Synovus during such month. TSYS shall deliver or cause to be delivered to Synovus each such invoice within thirty (30) days following the last day of the calendar month to which such invoice relates. Synovus shall pay each such invoice received by electronic funds transfer within thirty (30) days of the date on which such invoice was received.
          (c) Subject to the Distribution Agreement and each other Ancillary Agreement, each Party shall provide to the other Party all information, data and exemption certificates as such other Party may from time to time reasonably request and otherwise fully cooperate with such other Party in connection with the reporting and payment of any taxes with respect to the Services. Each Party shall cooperate with the other Party and take any action reasonably requested which does not cause the Party to incur any cost or inconvenience in order to minimize any taxes payable with respect to the Services.
          (d) A Party’s obligation to make any required payments under this Agreement shall not be subject to any unilateral right of offset, set-off, deduction or counterclaim arising under the Distribution Agreement or any other Ancillary Agreement.
     Section 4.4 Late Payment. (a) Any amount not paid when due shall be subject to a late payment fee computed daily at a rate equal to the Applicable Rate. Notwithstanding the foregoing, if a Party (the “Disputing Party”) disputes the accuracy of any invoice, that Party shall timely pay the undisputed portion of such invoice as provided herein, and the Parties will promptly meet and seek to resolve the disputed amount of the invoice. If, upon resolution of the dispute, the Disputing Party is found to have underpaid the amount actually due, the Disputing Party shall, within five (5) Business Days after the date on which the dispute is resolved, remit any amount due plus interest at the Applicable Rate from the due date until paid. To avoid doubt, (i) a Party shall be required to timely pay any undisputed amounts due, notwithstanding the fact that such Party may be disputing other amounts due and (ii) failure to pay an amount the subject of a bona fide dispute under this Section 4.4 does not constitute a breach of this Agreement by the Disputing Party.
          (b) Each Party agrees to pay the other Party’s reasonable attorneys’ fees and other costs incurred in collection of (i) any undisputed amounts owed to such other Party hereunder and not paid when due, (ii) disputed amounts not paid in accordance with Section 4.4(a) upon resolution of the dispute, and (iii) a disputed amount where a court or arbitrator determines that the amount was not the subject of a bona fide dispute. Where a court or arbitrator determines that the Party issuing the disputed invoice did not act in good faith by not resolving the dispute, that Party must pay the Disputing Party’s reasonable attorneys’ fees and other costs incurred in resolving the dispute.
     Section 4.5 Fees, Etc. Upon Termination of Services. In the event of a termination of Services pursuant to Section 7.1, with respect to the calendar month in which such Services cease to be provided, the recipient of such Services shall be obligated to pay a pro rata share of the fee for such Service set forth on Schedule A or Schedule B, as applicable, equal to the product of (x) the fee set forth on Schedule A or Schedule B, as applicable, multiplied by (y) a fraction, the numerator of which is the number of days in the calendar month in which such Services cease to be provided preceding and including the last date on which such Services are provided, and the denominator of which is 30.
     SECTION 5. INDEMNIFICATION AND LIABILITY.
     Section 5.1 Indemnification by Principal. (a) TSYS agrees to indemnify, defend and hold Synovus and its appropriate Subsidiaries harmless from and against any Loss to which Synovus or its appropriate Subsidiaries may become subject arising out of, by reason of or otherwise in connection with the provision hereunder by Synovus or its appropriate Subsidiaries of Synovus Services, other than Losses resulting from Synovus’s or its appropriate Subsidiaries’ gross negligence, willful misconduct or material breach of its obligations pursuant to this Agreement. Notwithstanding any provision in this Agreement to the contrary, TSYS shall not be liable under this Section 5.1 for any consequential, special or punitive damages (including lost profits).
          (b) Synovus agrees to indemnify, defend and hold TSYS and its appropriate Subsidiaries harmless from and against any Loss to which TSYS or its appropriate Subsidiaries may become subject arising out of, by reason of or otherwise in connection with the provision hereunder by TSYS or its appropriate Subsidiaries of TSYS Services, other than Losses resulting from TSYS’s or its appropriate Subsidiaries’ gross negligence, willful misconduct or material breach of its obligations pursuant to this Agreement. Notwithstanding any provision in this Agreement to the contrary, Synovus shall not be liable under this Section 5.1 for any consequential, special or punitive damages (including lost profits).
     Section 5.2 Indemnification by Provider. (a) Synovus agrees to indemnify, defend and hold TSYS and its appropriate Subsidiaries harmless from and against any Loss to which TSYS or its appropriate Subsidiaries may become subject arising out of, by reason of or otherwise in connection with the provision hereunder by Synovus or its appropriate Subsidiaries of Synovus Services to TSYS or its appropriate Subsidiaries where such Losses resulted from Synovus’s or its appropriate Subsidiaries’ gross negligence, willful misconduct or material breach of its obligations pursuant to this Agreement.
          (b) TSYS agrees to indemnify, defend and hold Synovus and its appropriate Subsidiaries harmless from and against any Loss to which Synovus or its appropriate Subsidiaries may become subject arising out of, by reason of or otherwise in connection with the provision hereunder by TSYS or its appropriate Subsidiaries of TSYS Services to Synovus or its appropriate Subsidiaries where such Losses resulted from TSYS’s or its appropriate Subsidiaries’

gross negligence, willful misconduct or material breach of its obligations pursuant to this Agreement.
     Section 5.3 Control of Indemnification Claims. Indemnification claims hereunder shall be subject to the procedure set forth in the Indemnification and Insurance Matters Agreement of even date between the Parties.
     Section 5.4 DISCLAIMER OF LIABILITY. NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE HEREUNDER FOR ANY CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES (INCLUDING LOST PROFITS), EXCEPT TO THE EXTENT THAT SUCH CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES RELATE TO A LOSS RESULTING FROM A CLAIM AGAINST THE INDEMNIFIED PARTY BY AN UNAFFILIATED THIRD PARTY.
     SECTION 6. CONFIDENTIALITY.
     Each Party shall keep, and shall cause its appropriate Subsidiaries to keep, confidential the Schedules to this Agreement and all information received from the other Party regarding the Services, including any information received with respect to Synovus and its Subsidiaries or TSYS and its Subsidiaries, in accordance with the Confidential Disclosure Agreement, and shall use such information only for the purpose set forth in this Agreement unless otherwise agreed to in writing by the Party from which such information was received.
     SECTION 7. TERM.
     Section 7.1 Duration. (a) Subject to Sections 7.1(a), 7.2, 7.3, 7.4, 7.6 and 7.9, this Agreement will continue in full force and effect with respect to each Service until the earlier of (i) the last expiration date with respect to such Service set forth on Schedule A or Schedule B, as applicable and (ii) the termination of such Service in accordance with Section 7.1(b) or 7.4.
          (b) Each Party acknowledges that the purpose of this Agreement is for Synovus to provide the Synovus Services to TSYS on an interim basis until TSYS can perform the Synovus Services for itself, and for TSYS to provide the TSYS Services to Synovus on an interim basis until Synovus can perform the TSYS Services for itself. Accordingly, each of Synovus and TSYS shall use its commercially reasonable efforts to make or obtain such approvals, permits and licenses and implement such systems, as shall be necessary for it to provide the appropriate Services for itself as promptly as practicable. As TSYS becomes self-sufficient with respect to, or engages other sources to provide, any Synovus Service, TSYS shall be entitled to release Synovus from providing any or all of the Synovus Services hereunder by delivering a written notice thereof to Synovus at least thirty (30) days prior to the effective date of release (such notice to expire on the last day of a calendar month) of such Synovus Service(s). At the end of such thirty (30) day period (or such shorter period as may be agreed by the Parties), Synovus shall discontinue the provision of the Synovus Services specified in such notice and any such Synovus Services shall be excluded from this Agreement, and Schedule A shall be deemed to be amended accordingly. As Synovus becomes self-sufficient with respect to, or engages other sources to provide, any TSYS Service, Synovus shall be entitled to release TSYS from providing any or all of the TSYS Services hereunder by delivering a written notice thereof to TSYS at least thirty (30) days prior to the effective date of release (such notice to expire on the last day of a calendar month) of such TSYS Service(s). At the end of such thirty (30) day period (or such shorter period as may be agreed by the Parties), TSYS shall discontinue the provision of the TSYS Services specified in such notice and any such TSYS Services shall be excluded from this Agreement, and Schedule B shall be deemed to be amended accordingly.
          (c) Provided that the receiving Party has used commercially reasonable efforts to transition off the Services by the applicable Termination Date, if it has nevertheless not been possible for the receiving Party to transition off a particular Service prior to its applicable Termination Date (other than as a result of the receiving Party (i) requesting a modification of the form, scope or nature of the particular Service or (ii) electing any conversion of its systems or plans to systems or plans that materially differ from the systems and plans in effect on the date hereof, provided that the limitations in clauses (i) and (ii) shall not apply to any of the Services set forth in Section 01 of Schedule A (Human Resources (HR), Compensation, Recruiting and Compliance)), then upon the receiving Party’s request the Parties shall negotiate in good faith commercially reasonable terms for an extension (in any event not to exceed three months from the initial Termination Date for such Service) of the Termination Date for such existing Service to be provided in the same form, scope and nature that such Service is being provided as of the Termination Date.
     Section 7.2 Early Termination by Synovus. Synovus may terminate this Agreement by giving written notice to TSYS under the following circumstances:
          (a) if TSYS shall default in the performance of any of its material obligations under, or breach any of its covenants set forth in, this Agreement, and such default or breach shall continue and not be remedied for a period of thirty (30) days after Synovus has given written notice to TSYS specifying such default or breach and requiring it to be remedied; or
          (b) if a Bankruptcy Event has occurred with respect to TSYS and TSYS has ceased to make payments due under this Agreement in accordance with its terms.
     Section 7.3 Early Termination by TSYS. TSYS may terminate this Agreement by giving written notice to Synovus under the following circumstances:
          (a) if Synovus shall default in the performance of any of its material obligations under, or breach any of its warranties set forth in, this Agreement and such default or breach shall continue and not be remedied for a period of thirty (30) days after TSYS has given written notice to Synovus specifying such default or breach and requiring it to be remedied; or
          (b) if a Bankruptcy Event has occurred with respect to Synovus and Synovus has ceased to make payments due under this Agreement in accordance with its terms.
     Section 7.4 Force Majeure. If the performance by TSYS or Synovus of their respective duties or obligations hereunder (other than payment obligations under Section 4 hereof) is interrupted or interfered with by an event beyond the reasonable control of the performing Party which by its nature could not have been foreseen by that Party, or if it could have been foreseen, was unavoidable, and includes fire, storm, flood, earthquake or other natural disaster, explosion, war or terrorism, strike or labor disruption, rebellion, insurrection, quarantine, act of God, boycott, embargo, unavailability of raw materials, riot or any governmental Law, regulation or edict (collectively, the “Force Majeure Events”), the Party affected by such Force Majeure Event shall not be deemed to be in default of this Agreement by reason of its nonperformance due to such Force Majeure Event, but shall give prompt written notice to the other Party of the Force Majeure Event and the extent and anticipated duration of its inability to perform its obligations. The Party affected by the Force Majeure Event shall use its commercially reasonable efforts to mitigate the effect of the Force Majeure Event, and shall cooperate with the other Party in obtaining, at the other Party’s sole expense, an alternative source for the affected Services, and the other Party shall be released from any payment obligation to the Party affected by the Force Majeure Event with respect to such Services during the period of such Force Majeure Event. Additionally, upon and during the occurrence of a Force Majeure Event, at the sole option of the Party receiving the Services affected by the Force Majeure Event, the term of this Agreement shall be tolled with respect to such Services. If the Force Majeure Event still persists following thirty (30) consecutive days, the unaffected Party may terminate this Agreement with respect to the affected Services and any Services associated therewith by service of written notice in writing to the Party unable to perform due to the Force Majeure Event. Upon the cessation of the event of Force Majeure, the affected Party shall promptly notify the other Party in writing of such cessation.
     Section 7.5 Consequences on Termination. If this Agreement expires or is terminated in accordance with this Section 7, then (a) all Services to be provided will promptly cease, (b) each of Synovus and TSYS shall promptly return all Confidential Information received from the other Party in connection with this Agreement (including the return of all information received with respect to the Services of Synovus or TSYS, as the case may be), without retaining a copy thereof, and (c) each of Synovus and TSYS shall honor all credits and make any accrued and unpaid payment to the other Party as required pursuant to the terms of this Agreement, and no rights already accrued hereunder shall be affected.
     Section 7.6 Survival. Notwithstanding anything to the contrary in this Section 7, Sections 5, 6, 7, 8, 9, 10, 11 and 12 of this Agreement shall survive the termination hereof in accordance with their respective terms.
     Section 7.7 Accrued Rights. Any termination or expiration of this Agreement (howsoever caused) shall not affect any accrued rights or liabilities of either Party nor shall it affect the coming into force or the continuance in force of any provision hereof which is expressly or by implication intended to come into or continue in force on or after such termination or expiration.
     Section 7.8 Termination Assistance. On the expiration or termination of a Service the Parties shall act reasonably and cooperate with each other to (if requested by the Party receiving the Service), at the sole cost and expense of the receiving Party, migrate such Service to the replacement service provider, as designated by the receiving Party. Each Party shall in such co-operation take into account the need to minimize both the cost of such migration and the disruption to the ongoing business activities of the Parties, and shall provide reasonable access to information and data regarding the relevant Service(s) to enable an orderly assumption of the Service(s) by the receiving Party’s replacement service provider.

     Section 7.9 Effectiveness. This Agreement shall become effective upon the Effective Time and prior thereto shall be of no force or effect. If the Distribution Agreement shall be terminated in accordance with its terms prior to the occurrence of the Effective Time, this Agreement and any actions or agreements contemplated hereby shall automatically be terminated and of no force or effect.
     SECTION 8. RECORDS.
     Each of the Parties shall create and, for a period of six (6) years after the termination or expiration of this Agreement, maintain full and accurate books in connection with the provision of the Services, and all other records relevant to this Agreement, and upon reasonable notice from the other Party shall make available for inspection and copy by such other Party’s agents such records during reasonable business hours.
     SECTION 9. INTELLECTUAL PROPERTY, DATA.
     Section 9.1 Ownership. This Agreement and the performance of this Agreement will not affect the ownership of any copyrights or other intellectual property rights allocated in the Distribution Agreement or the other Ancillary Agreements. Neither Party will gain, by virtue of this Agreement, any rights of ownership of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other Party. Except as otherwise set forth in any of the Ancillary Agreements, the Party providing the applicable Service will own all copyrights, patents, trade secrets or other intellectual property rights subsisting in any deliverable that subsists in whole or in part of software, firmware or other computer code and any other works developed by such Party for purposes of this Agreement. Each Party acknowledges and agrees that each shall retain exclusive ownership of its own respective data and other intellectual property provided to the other pursuant to this Agreement. Neither Party shall use the other Party’s data for any purpose other than the performance of this Agreement in accordance with its provisions. The receiving Party will own all data generated by or for it in the course of performing the applicable Services, and shall at all times have a right to access and be provided with copies of that data.
     SECTION 10. DISPUTE RESOLUTION.
     Section 10.1 Dispute Resolution under Distribution Agreement. Any dispute arising out of or relating to the performance, breach or interpretation of this Agreement shall be handled in accordance with Section 5.5 of the Distribution Agreement.
     Section 10.2 Continuity of Service and Performance. Unless otherwise agreed herein or in writing, the Parties will continue to provide Services and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Section 10 with respect to all matters not subject to such dispute, controversy or claim.
     SECTION 11. NOTICES.
     All notices and other communications hereunder shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1)

Business Day after being delivered by facsimile (with receipt of appropriate confirmation), or (iv) one (1) Business Day after being deposited with an overnight courier service and addressed to the respective parties as follows:
To Synovus:
Synovus Financial Corp.
1111 Bay Avenue
Suite 500
Columbus, GA 31901
Attention: Thomas J. Prescott
                 Chief Financial Officer
Telephone: 706-649-2401
Facsimile: 706-649-4819
With a copy to:
Synovus Financial Corp.
1111 Bay Avenue
Suite 500
Columbus, GA 31901
Attention: B. Scott McGlaun
                 Chief Information Officer
Telephone: 706-649-4916
Facsimile: 706-464-4730
To TSYS:
Total System Services, Inc.
1600 First Avenue
Columbus, GA 31901
Attention: James B. Lipham
                 Chief Financial Officer
Telephone: 706-649-2262
Facsimile: 706-644-1725
With a copy to:
Total System Services, Inc.
1600 First Avenue
Columbus, GA 31901
Attention: Ryland L. Harrelson
                 Executive Vice President of Administrative Services
Telephone: 706-649-4840
Facsimile: 706-615-2716

; or to such other address as the Party to whom notice is given may request by notifying the other in writing in the manner set forth above. As used in this Section 11, “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions located in the city of Columbus, Georgia are authorized or obligated by law or executive order to close.
     SECTION 12. MISCELLANEOUS.
     Section 12.1 Termination of Management Agreements. On and from the Effective Time, the Parties agree that each of the agreements set forth on Schedule E shall be terminated with immediate effect and without the need for any Party to take any further action.
     Section 12.2 Waivers, Modifications, Amendments. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by TSYS, on the one hand, and Synovus, on the other hand, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and in addition to other or further remedies provided by law or equity.
     Section 12.3 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF GEORGIA.
     Section 12.4 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person, corporation, partnership or other entity or any circumstance, is invalid and unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, corporations, partnerships or other entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any jurisdiction.
     Section 12.5 Reference; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Sections and Schedules shall be deemed references to Sections of, and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision of this Agreement. This Agreement shall not be construed against either Party as the principal drafter hereof.

     Section 12.6 Entire Agreement. This Agreement, the Distribution Agreement and the Confidential Disclosure Agreement (including all Schedules to such agreements) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.
     Section 12.7 Assignment. (a) This Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, except as otherwise expressly provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; and provided further, that a Party may assign this Agreement without such prior written consent in connection with: (i) a merger transaction in which such Party is not the surviving entity or (ii) the sale, transfer, exchange or other disposition by such Party of all or substantially all of its assets, so long as, in either case, if such merger or asset sale transaction occurs during the Restricted Assignment Period, the rating of the assignee, following the consummation of such merger or asset sale transaction, shall be BBB- or better from Standard & Poor’s and Baa3 or better from Moody’s Investor Services, Inc. (or if Standard & Poor’s or Moody’s Investor Services, Inc. shall change their rating designations after the date of this Agreement, a comparable rating or better under such new designations), and upon the effectiveness of any such valid assignment the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto.
          (b) Nothing contained herein shall prevent a Party from providing Services through or with the assistance of third parties or subcontractors whom such Party regularly used to provide such Services prior to the date hereof or will regularly use to provide similar services to its own organization thereafter; provided, however, a providing Party will at all times remain responsible for the fulfillment of its obligations under this Agreement, notwithstanding the performance of the obligations by another person.
          (c) For the avoidance of doubt, the providing Party shall not be relieved of its obligation to provide Services by reason of (i) any event referred to in this Section 12.7, or (ii) a Change of Control of the receiving Party, provided in either case that such event or Change of Control does not materially alter the scope or volume of Services being provided to the receiving Party by the providing Party.
     Section 12.8 Binding Effect. This Agreement shall be binding upon each Party and its Subsidiaries who receive or provide Services under this Agreement, and their respective successors and permitted assigns, if any, and except as provided herein, shall inure to the benefit of the Parties and their respective successors and permitted assigns, if any. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 12.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.
     Section 12.10 No Agency or Partnership. Nothing in this Agreement will create, or will be deemed to create, a partnership or the relationship of principal and agent or of employer and employee between the Parties.
     Section 12.11 Provisions Unaffected. Nothing contained in this Agreement shall affect the rights and obligations of Synovus and TSYS pursuant to the Distribution Agreement.
     Section 12.12 Conflict. Notwithstanding any other provision in this Agreement to the contrary, in the event and to the extent of conflict between this Agreement and any Schedule, the Schedule shall prevail.
[Signature page follows]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on behalf of the Parties as of the date first herein above written.

SYNOVUS FINANCIAL CORP.

By:	/s/ Thomas J. Prescott

Name:	Thomas J. Prescott

Title:	Executive Vice President and Chief Financial Officer

TOTAL SYSTEM SERVICES, INC.

By:	/s/ James B. Lipham

Name:	James B. Lipham

Title:	Senior Executive Vice President and Chief Financial Officer

[Signature page to Transition Services Agreement]